July 21, 2016                                Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2016 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter, ending July 3, 2016.

Second Quarter Highlights

•	Second quarter 2016 GAAP earnings per diluted share were $0.55, compared with $0.63 in 2015.

•
Second quarter 2016 GAAP results included $0.18 per diluted share, after tax, in asset impairment and restructuring expenses largely related to the divestiture of a paper mill in France and a retail packaging business in Puerto Rico, along with other previously announced restructuring actions. In the second quarter of 2015, GAAP results included $0.05 per diluted share, after tax, in restructuring charges, acquisition costs and environmental remediation expenses partially offset by favorable litigation and tax reserve adjustments.

•
Base net income attributable to Sonoco (base earnings) for second quarter 2016 was $0.73 per diluted share, compared with $0.68 in 2015. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second quarter base earnings guidance of $.65 to $.70 per diluted share.

•	Second quarter 2016 net sales were $1.21 billion, down from $1.25 billion in 2015.

•
Cash flow from operations was $119.7 million in the second quarter of 2016, compared with $112.8 million in 2015. Free cash flow for the second quarter was $31.9 million, compared with $32.2 million in 2015. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

Third Quarter and 2016 Guidance Update

•	Base earnings for the third quarter of 2016 are estimated to be in the range of $.65 to $.70 per diluted share. Base earnings in the third quarter of 2015 were $.65 per diluted share.

•	Full-year 2016 base earnings have been updated to a range of $2.68 to $2.74 per diluted share, compared to previous guidance of $2.64 to $2.74. Base earnings were $2.51 in 2015.

•
Free cash flow in 2016 is projected to be approximately $140 million, reflecting expected operating cash flow of $490 million. Expected free cash flow for the year is unchanged from previously communicated guidance.

Note: Third-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Second Quarter 2016 Results - page 2

Second Quarter Review
Commenting on the Company’s second quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Our diversified mix of global packaging businesses collectively performed very well in the second quarter, producing solid results despite market and operating headwinds. Once again, our targeted growth segments - Consumer Packaging and Protective Solutions - each produced record second quarter operating profit, and our Display and Packaging segment continued to show improvement, helping offset slightly lower results in our Paper and Industrial Converted Products segment driven by operating losses in corrugating medium. Overall, the Company's earnings benefited from a positive price/cost relationship, gains from fixed cost productivity, lower pension and post-retirement benefit costs and a lower effective tax rate. Offsetting these positive factors were higher labor, maintenance and other operating costs, and the negative impact of foreign currency translation. A positive contribution from modest volume improvement in the quarter was more than offset by a negative mix of business.

“Operating profit in our Consumer Packaging segment was up 3.4 percent, reaching record levels for the seventh consecutive quarter, while segment operating margins improved 80 basis points over the same quarter last year. Overall, the segment benefited from a positive price/cost relationship and lower pension expense. These positive factors were partially offset by lower volume, higher labor, maintenance and other operating costs, and the negative impact of foreign currency exchange rates. Segment sales declined 3.8 percent due to lower selling prices, primarily related to lower raw material costs, lower volume and the negative impact of foreign currency translation. Display and Packaging segment operating profit improved significantly for the quarter due to a positive price/cost relationship and productivity improvements.

“As expected, our Paper and Industrial Converted Products segment faced headwinds in the second quarter with operating profit declining 3.8 percent from the same quarter last year due primarily to the impact of deteriorating market conditions for paper produced on our single corrugating medium machine. Absent corrugating medium, segment earnings would have been well above last year on solid improvements in volume, manufacturing productivity and fixed costs, partially offset by the negative impact of foreign currency translation. Quarterly segment sales declined 3.5 percent year over year as the negative impact of foreign currency translation, lower corrugating medium prices and the divestiture of a paperboard mill in France were only partially offset by an improvement in global tube and core and North America paperboard volume and a positive mix of business.

“For the fifth consecutive quarter, our Protective Solutions segment produced record quarterly results with operating profit up 4.5 percent over the second quarter last year as solid volume growth, particularly in temperature-assured packaging, and a positive price/cost relationship more than offset higher labor, maintenance and other operating costs and a negative mix of business.”

GAAP net income attributable to Sonoco in the second quarter was $56.3 million, or $0.55 per diluted share, compared with $64.4 million, or $0.63 per diluted share, in 2015. Base earnings in the second quarter were $74.7 million, or $0.73 per diluted share, compared with $69.5 million, or $0.68 per diluted share, in 2015. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the on-going operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Second quarter base earnings exclude after-tax charges of $18.4 million, or $0.18 per diluted share, including asset impairment and restructuring expenses related to the divestiture of a paper mill in France and a packaging business in Puerto Rico, along with other previously announced restructuring actions. Second quarter base earnings in 2015 excluded $5.1 million or $0.05 per diluted share in after-tax charges, including $6.7 million, or $0.07 per diluted share, related to global plant consolidations and restructuring activities and $.03 per diluted share in environmental remediation and acquisition costs, partially offset by approximately $.04 per diluted share in after-tax gains associated with a reduction to the liability for uncertain tax positions and a reversal of Fox River litigation reserves.

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Sonoco Reports Second Quarter 2016 Results - page 3

Net sales for the second quarter were $1.21 billion, down $42.9 million, or 3.4 percent, from last year’s quarter. The decline in sales was a result of lower selling prices, primarily linked to lower raw material costs; the previously reported loss of contract packaging business in Irapuato, Mexico; and the negative impact of foreign currency translation. These declines were partially offset by volume/mix improvements.

Gross profits were $242.0 million in the second quarter, up $1.7 million, compared with $240.3 million in the same period in 2015. Gross profit as a percent of sales improved to 20.1 percent, compared with 19.2 percent in the same period in 2015, reaching the highest percentage margin level in 13 years. The 82 basis point improvement in the quarter was due primarily to a positive overall price/cost relationship and lower pension expense, which were partially offset by higher labor expenses and increased operating costs. Second-quarter selling, general and administrative expenses declined $4.3 million, or 3.3 percent, to $126.6 million, due primarily to lower pension and post-retirement benefit costs, fixed cost reductions and the impact of foreign currency translation, partially offset by wage inflation and higher management incentive costs.

Cash generated from operations in the second quarter was $119.7 million, compared with $112.8 million in the same period in 2015. This $6.9 million improvement was largely driven by less cash paid for income taxes partially offset by an increase in cash used to pay severance and other restructuring related liabilities. During the quarter, net capital expenditures were $50.5 million, compared to $45.5 million in the prior year quarter; and cash dividends paid were $37.3 million, compared to $35.1 million in the prior year.

Free cash flow for the quarter was $31.9 million compared with $32.2 million in the same quarter last year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as, mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

Year-to-date Results

For the first six months of 2016, net sales were $2.43 billion, down $22.7 million, compared to $2.45 billion in 2015. Sales declined during the period due to a $58 million impact from foreign currency translation, lower selling prices related to lower raw material costs, and the loss of contract packaging business in Mexico. These negative factors were partially offset by improvements to volume/mix, including the positive effect of six additional accounting days, which includes three more business days, and sales from acquisitions, net of divestitures.

GAAP net income attributable to Sonoco for the first half of 2016 was $116.2 million or $1.14 per diluted share, compared with $150.2 million or $1.47 per diluted share in the same period in 2015. Earnings in the first half of 2016 included $25.0 million, or $0.24 per diluted share, in after-tax asset impairment and restructuring charges related to sale of the paper mill in France and retail packaging business in Puerto Rico along with other previously announced global plant closures and related restructuring actions. Earnings in the first half of 2015 included an after-tax benefit of $25.7 million, or $.26 per diluted share, which included favorable disposition of Fox River-related litigation, the gain on the sale of two metal end plants and a favorable tax reserve adjustment, partially offset by foreign exchange driven asset impairments in Venezuela, charges for restructuring and asset impairment actions and acquisition-related costs.

Base earnings in the first half of 2016 were $141.2 million or $1.38 per diluted share, compared with $124.5 million or $1.22 per diluted share in the same period in 2015. This 13.4 percent improvement stemmed from a positive price/cost relationship, gains in volume/mix, including the positive impact of additional business days, productivity improvements, lower pension expenses and acquisitions. Partially offsetting these positive factors were higher labor, maintenance and other operating costs and negative impact of foreign currency translation. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

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Sonoco Reports Second Quarter 2016 Results - page 4

Current year-to-date gross profit was $487.3 million, up 5.8 percent, compared with $460.7 million in the first half of 2015, largely due to a positive/price cost relationship and gains in volume/mix. Gross profit as a percent of sales was 20.0 percent, up 127 basis points, from 18.8 percent in 2015.

For the first half of 2016, cash generated from operations was $186.0 million, compared with $173.1 million in the same period in 2015. Year-to-date 2016 pension and post-retirement plan contributions were $10.5 million more than the previous year. Net capital expenditures and cash dividends were $103.6 million and $72.7 million, respectively, during the first half of 2016, compared with $55.7 million and $67.4 million, respectively, in 2015.

Free cash flow for the first half of 2016 was $9.8 million, compared with $50.0 million in same period last year. As noted above, free cash flow is a non-GAAP financial measure, which may not represent the amount of cash flow available for general discretionary use. (See free cash flow reconciliation later in this release.) Year-to-date, the Company has spent $37.9 million to repurchase approximately 825,000 shares of common stock at an average cost of $45.70. These repurchases were made under the Company’s previously announced plan to utilize up to $100 million to repurchase shares during 2016.

At July 3, 2016, total debt was approximately $1.08 billion, compared with $1.13 billion as of December 31, 2015. Effective May 25, 2016, the Company’s wholly-owned subsidiary Sonoco Deutschland Holdings GmbH entered into a Euro 150 million (approximately $168 million) unsecured five-year fixed-rate assignable loan agreement guaranteed by the Company. Proceeds were used primarily to refinance existing obligations, including an outstanding $150 million term-loan. In addition, the Company used approximately $75 million to redeem an outstanding 5.625% bond. At the end of the second quarter, the Company had a total debt to total capital ratio of 40.7 percent, compared with 42.4 percent at December 31, 2015. Cash and cash equivalents were $107.7 million at July 3, 2016, compared with $182.4 million at December 31, 2015.

Corporate
Net interest expense for the second quarter of 2016 declined slightly to $13.5 million, compared with $13.6 million during the same period in 2015. The 2016 second quarter effective tax rates on GAAP and base earnings were 31.5 percent and 29.6 percent, compared with a 28.1 percent and 31.8 percent for GAAP and base earnings, respectively, in the prior year’s quarter. The main driver in the year-over-year increase in the GAAP income tax rate is related to the tax benefit from restructuring charges in jurisdictions with applicable tax rates lower than the Company’s effective tax rate, primarily from the disposition of the paper mill in France.  The decrease in the base tax rate is primarily driven by the settlement of a state tax audit and a more favorable change in reserves for uncertain tax positions in the current year.

Third Quarter and Full-Year 2016 Outlook
Sonoco expects third quarter 2016 base earnings to be in the range of $.65 to $.70 per diluted share. The Company’s third quarter 2015 base earnings were $.65 per diluted share. Full-year 2016 base earnings guidance has been updated to $2.68 to $2.74 per diluted share, compared with previous guidance of $2.64 to $2.74 per diluted share. The Company’s 2016 base earnings guidance anticipates a 31.5 percent effective tax rate for the year. Free cash flow expectations are unchanged at approximately $140 million in 2016, compared to $155 million in 2015.

Note: Third-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

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Sonoco Reports Second Quarter 2016 Results - page 5

Commenting on the Company’s outlook, Sanders said, “I am extremely pleased with the strong results our businesses have produced in the first half of 2016 and believe we have established the positive momentum needed to achieve our full-year goals. As a result, we are raising the lower end of our previously communicated annual base earnings guidance even though we continue to face headwinds in some of our served markets due to weak global economic conditions. During the remainder of 2016, we expect to continue successfully driving new commercial opportunities in our Consumer Packaging and Protective Solutions businesses. In our Paper and Industrial Converted Products segment, sustained near-term under-performance of our corrugating medium operations is expected to effectively negate the solid year-over-year improvement expected in our global tube and core operations. We will continue to look at all possible alternatives to address the weak performance in corrugating medium and will remain focused on further improving our cost structure.”

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second-quarter 2016 sales for the segment were $511 million, compared with $531 million in 2015. Segment operating profit was $59.5 million million in the second quarter, compared with $57.5 million in the same quarter of 2015.

Segment sales declined 3.8 percent compared to the prior-year quarter due to lower selling prices, stemming primarily from lower raw material costs, lower volumes and the negative impact of foreign currency translation. Segment operating profit increased 3.4 percent over the prior year quarter and operating margins improved to 11.6 percent of sales. Overall, the segment benefited from a positive price/cost relationship and lower pension expenses. Productivity declined for the quarter due to inefficiencies resulting from the rationalization of operations. In addition, segment earnings were negatively impacted by the lower volume, higher labor, maintenance and other operating costs, and the negative translation impact of foreign currency exchange rate changes.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Second quarter 2016 sales for this segment were $131 million, compared with $142 million in 2015. Segment operating profit was $5.0 million in the quarter, compared with $1.0 million in 2015.

Sales declined 7.6 percent compared to last year’s quarter due primarily to the negative translation impact of foreign exchange rate changes and the previously reported loss of contract packaging business in Irapuato, Mexico. Operating profit in the segment improved significantly in the quarter due to a positive price/cost relationship and productivity improvements.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

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Sonoco Reports Second Quarter 2016 Results - page 6

Second quarter 2016 sales for the segment were $433 million down from $449 million in 2015. Segment operating profit was $37.5 million in the second quarter, compared with $39.0 million in 2015.

Segment sales declined approximately 3.5 percent during the quarter as the negative impact of foreign currency translation, lower corrugating medium prices and the divestiture of a paperboard mill in France were only partially offset by an improvement in global tube and core and North America paperboard volume and a positive mix of business. Driven by operating losses in corrugating medium, segment operating profit declined 3.8 percent compared to the prior year quarter. Excluding corrugating medium, the segment would have shown significant earnings improvement on solid gains in both volume and manufacturing productivity and lower fixed costs. In addition, segment operating profit benefitted from lower pension expense, but was hurt by the negative impact of foreign currency translation.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Second quarter 2016 sales were $130 million, compared with $127 million in 2015. Operating profit was $14.2 million, compared with $13.6 million in the second quarter of 2015.

This segment’s 2.7 percent increase in second quarter sales came from strong gains in volume/mix, partially offset by the negative impact of foreign exchange translation and lower selling prices. Operating profit was up 4.5 percent in the second quarter as solid volume growth, particularly in temperature-assured packaging, and a positive price/cost relationship more than offset higher labor, maintenance and other operating costs and a negative mix of business. The segment’s operating margin improved to 10.9 percent.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 37743599. The archived call will be available through July 31, 2016. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of nearly $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2015/2016 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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Sonoco Reports Second Quarter 2016 Results - page 7

Forward-looking Statements
Statements included in herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

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Sonoco Reports Second Quarter 2016 Results - page 8

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Second Quarter 2016 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Net sales	$1,205,680	$1,248,590	$2,431,956	$2,454,642
Cost of sales	963,667	1,008,274	1,944,690	1,993,936
Gross profit	242,013	240,316	487,266	460,706
Selling, general and administrative expenses	126,611	130,887	260,804	227,552
Restructuring/Asset impairment charges	23,278	10,445	32,506	10,086
Income before interest and income taxes	$92,124	$98,984	$193,956	$223,068
Net interest expense	13,544	13,601	27,331	26,822
Income before income taxes	78,580	85,383	166,625	196,246
Provision for income taxes	24,790	24,023	53,984	50,244
Income before equity in earnings of affiliates	53,790	61,360	112,641	146,002
Equity in earnings of affiliates, net of tax	2,928	3,269	4,267	4,315
Net income	56,718	64,629	116,908	150,317
Net (income)/loss attributable to noncontrolling interests	(466)	(250)	(742)	(158)
Net income attributable to Sonoco	$56,252	$64,379	$116,166	$150,159

Weighted average common shares outstanding – diluted	101,873	102,444	102,148	102,362

Diluted earnings per common share	$0.55	$0.63	$1.14	$1.47
Dividends per common share	$0.37	$0.35	$0.72	$0.67

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net sales
Consumer Packaging	$511,007	$531,114	$1,038,345	$1,050,991
Display and Packaging	130,874	141,604	275,141	287,389
Paper and Industrial Converted Products	433,342	448,876	856,416	871,187
Protective Solutions	130,457	126,996	262,054	245,075
Consolidated	$1,205,680	$1,248,590	$2,431,956	$2,454,642

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$59,509	$57,530	$122,374	$111,558
Display and Packaging	5,030	1,035	8,311	1,873
Paper and Industrial Converted Products	37,480	38,963	70,779	66,760
Protective Solutions	14,220	13,604	26,246	23,289
Restructuring/Asset impairment charges	(23,278)	(10,445)	(32,506)	(10,086)
Other, net	(837)	(1,703)	(1,248)	29,674
Consolidated	$92,124	$98,984	$193,956	$223,068

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Sonoco Reports Second Quarter 2016 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net income	$56,718	$64,629	$116,908	$150,317
Asset impairment charges	4,199	2,187	4,199	2,462
Depreciation, depletion and amortization	51,958	52,147	105,530	104,024
Fox River environmental reserves	—	(720)	—	(33,263)
Net pension and postretirement plan (contributions)/expenses	7,982	6,852	(13,403)	2,847
Changes in working capital	6,030	11,717	(64,024)	(36,191)
Other operating activity	(7,225)	(24,060)	36,839	(17,114)
Net cash provided by operating activities	119,662	112,752	186,049	173,082

Purchase of property, plant and equipment, net	(50,523)	(45,461)	(103,616)	(55,707)
Cost of acquisitions, net of cash acquired	(863)	(15,697)	(863)	(15,697)
Net debt proceeds	(50,685)	15,340	(47,891)	16,665
Cash dividends	(37,283)	(35,116)	(72,679)	(67,379)
Shares acquired under announced buyback	(22,613)	—	(37,931)	—
Other, including effects of exchange rates on cash	(2,285)	(14,847)	2,245	5,643

Net (decrease)/increase in cash and cash equivalents	(44,590)	16,971	(74,686)	56,607
Cash and cash equivalents at beginning of period	$152,338	$200,804	$182,434	$161,168
Cash and cash equivalents at end of period	$107,748	$217,775	$107,748	$217,775

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	July 3, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$107,748	$182,434
Trade accounts receivable, net of allowances	669,085	627,962
Other receivables	46,427	46,801
Inventories	397,580	385,483
Prepaid expenses and deferred income taxes	50,913	64,698
	1,271,753	1,307,378
Property, plant and equipment, net	1,109,013	1,112,036
Goodwill	1,151,556	1,140,461
Other intangible assets, net	229,702	245,095
Other assets	202,852	208,715
	$3,964,876	$4,013,685
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$767,623	$802,284
Notes payable and current portion of long-term debt	51,719	113,097
Income taxes payable	5,344	7,135
	$824,686	$922,516
Long-term debt, net of current portion	1,029,943	1,015,270
Pension and other postretirement benefits	412,572	432,964
Deferred income taxes and other	121,959	110,062
Total equity	1,575,716	1,532,873
	$3,964,876	$4,013,685

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Sonoco Reports Second Quarter 2016 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2016 Results - page 12

		Non-GAAP Adjustments
Three Months Ended July 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	92,124	23,278	837	116,239
Interest expense, net	13,544	—	—	13,544
Income before income taxes	78,580	23,278	837	102,695
Provision for income taxes	24,790	5,425	233	30,448
Income before equity in earnings of affiliates	53,790	17,853	604	72,247
Equity in earnings of affiliates, net of taxes	2,928	—	—	2,928
Net income	56,718	17,853	604	75,175
Net (income) attributable to noncontrolling interests	(466)	(38)	—	(504)
Net income attributable to Sonoco	$56,252	$17,815	$604	$74,671

Per Diluted Share	$0.55	$0.17	$0.01	$0.73

		Non-GAAP Adjustments
Three Months Ended June 28, 2015	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	98,984	10,445	1,703	111,132
Interest expense, net	13,601	—	—	13,601
Income before income taxes	85,383	10,445	1,703	97,531
Provision for income taxes	24,023	3,683	3,282	30,988
Income before equity in earnings of affiliates	61,360	6,762	(1,579)	66,543
Equity in earnings of affiliates, net of taxes	3,269	—	—	3,269
Net income	64,629	6,762	(1,579)	69,812
Net (income) attributable to noncontrolling interests	(250)	(55)	—	(305)
Net income attributable to Sonoco	$64,379	$6,707	$(1,579)	$69,507

Per Diluted Share	$0.63	$0.07	$(0.02)	$0.68

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists primarily of costs related to acquisitions and potential acquisitions.
(3) Consists primarily of acquisition-related costs and an income tax gain from the release of a valuation allowance against tax loss carryforwards in Spain.

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Sonoco Reports Second Quarter 2016 Results - page 13

		Non-GAAP Adjustments
Six Months Ended July 3, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	193,956	32,506	1,248	227,710
Interest expense, net	27,331	—	—	27,331
Income before income taxes	166,625	32,506	1,248	200,379
Provision for income taxes	53,984	8,345	340	62,669
Income before equity in earnings of affiliates	112,641	24,161	908	137,710
Equity in earnings of affiliates, net of taxes	4,267	—	—	4,267
Net income	116,908	24,161	908	141,977
Net (income) attributable to noncontrolling interests	(742)	(45)	—	(787)
Net income attributable to Sonoco	$116,166	$24,116	$908	$141,190

Per Diluted Share	$1.14	$0.24	$0.01	$1.38

		Non-GAAP Adjustments
Six Months Ended June 28, 2015	GAAP	Restructuring / Asset Impairment Charges(1,3)	Other Adjustments(4)	Base

Income before interest and income taxes	223,068	10,086	(29,674)	203,480
Interest expense, net	26,822	—	—	26,822
Income before income taxes	196,246	10,086	(29,674)	176,658
Provision for income taxes	50,244	15,276	(9,232)	56,288
Income before equity in earnings of affiliates	146,002	(5,190)	(20,442)	120,370
Equity in earnings of affiliates, net of taxes	4,315	—	—	4,315
Net income	150,317	(5,190)	(20,442)	124,685
Net (income) attributable to noncontrolling interests	(158)	(70)	—	(228)
Net income attributable to Sonoco	$150,159	$(5,260)	$(20,442)	$124,457

Per Diluted Share	$1.47	$(0.05)	$(0.20)	$1.22

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

	(2) Consists primarily of costs related to acquisitions and potential acquisitions

	(3) Includes disposal and income tax gains related to the sale of two of the Company's metal end and closures plants.

(4) Consists of acquisition-related costs; a gain from the release of reserves related to the partial settlement of the Fox River environmental claims, and an income tax gain from the release of a valuation allowance against tax loss carryforwards in Spain.

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Sonoco Reports Second Quarter 2016 Results - page 14

	Three Months Ended		Six Months Ended
FREE CASH FLOW*	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Net cash provided by operating activities	$119,662	$112,752	$186,049	$173,082

Purchase of property, plant and equipment	(43,089)	(45,759)	(98,774)	(86,713)
Proceeds from the sale of assets	1,002	298	3,594	31,006
Cost of disposition of assets	(8,436)	—	(8,436)	—
Purchase of property, plant and equipment, net	(50,523)	(45,461)	(103,616)	(55,707)

Cash dividends	(37,283)	(35,116)	(72,679)	(67,379)
Free Cash Flow	$31,856	$32,175	$9,754	$49,996

	Twelve Months Ended
	Estimated	Actual
FREE CASH FLOW*	December 31, 2016	December 31, 2015
Net cash provided by operating activities	$490,000	$452,930

Purchase of property, plant and equipment	$198,000	$188,873
Proceeds from the sale of assets	3,594	29,108
Cost of disposition of assets	(8,436)	—

Purchase of property, plant and equipment, net	202,842	159,765
Cash dividends	147,000	138,032
Free Cash Flow	$140,158	$155,133

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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